Exhibit 5.1

ROPES & GRAY LLP PRUDENTIAL TOWER 800 BOYLSTON STREET BOSTON, MA 02199-3600 WWW.ROPESGRAY.COM

January 30, 2017

Milacron Holdings Corp.

10200 Alliance Road, Suite 200

Cincinnati, OH 45242

Ladies and Gentlemen:

We have acted as counsel to Milacron Holdings Corp., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-1 (File No. 333-215314) (as amended through the date hereof, the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), for the registration of 13,800,000 shares of the common stock, $0.01 par value per share (the “Common Stock”), of the Company, including 1,800,000 shares of Common Stock that may be purchased at the option of Merrill Lynch, Pierce, Fenner & Smith Incorporated, Barclays Capital Inc. and J.P. Morgan Securities LLC (the “Representatives”). Of the shares of Common Stock to be registered pursuant to the Registration Statement, (i) 13,629,689 outstanding shares are being offered by certain selling stockholders (the “Outstanding Shares”), and (ii) 170,311 shares are being offered by a selling stockholder that are to be issued by the Company to such selling stockholder upon the exercise of options to purchase such shares under the Company’s 2012 Equity Incentive Plan, as amended (the “Plan”) (the “Option Shares” and, together with the Outstanding Shares, collectively the “Securities”). The Securities are proposed to be sold pursuant to an underwriting agreement (the “Underwriting Agreement”) to be entered into among the Company, the selling stockholders named therein and the Representatives, as representatives of the underwriters named therein.

In connection with this opinion letter, we have examined such certificates, documents and records and have made such investigation of fact and such examination of law as we have deemed appropriate in order to enable us to render the opinions set forth herein. In conducting such investigation, we have relied, without independent verification, upon certificates of officers of the Company, public officials and other appropriate persons.

The opinions expressed below are limited to the Delaware General Corporation Law.

Based upon and subject to the foregoing, we are of the opinion that (i) the Outstanding Shares have been duly authorized and are validly issued, fully paid and non-assessable and (ii) the Option Shares have been duly authorized and, when sold pursuant to the Underwriting Agreement following their issuance and delivery in accordance with the terms of the Plan and the applicable award agreement, will be validly issued, fully paid and non-assessable.

We hereby consent to your filing this opinion as an exhibit to the Registration Statement and to the use of our name therein and in the related prospectus under the caption “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Sections 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Ropes & Gray LLP

Ropes & Gray LLP